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                                      EXHIBIT 23

                           CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Maverick Restaurant Corporation:

We consent to incorporation by reference in the registration statement
(no. 33-72320) on Form S-8 of Maverick Restaurant Corporation of our report dated March 15, 1996, relating to the balance sheets of Maverick Restaurant Corporation as of January 28, 1996 and January 31, 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended
January 28, 1996, which report appears in the January 28, 1996 annual report on Form 10-K of Maverick Restaurant Corporation. Our report refers to the adoption of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in 1994.





                                                           KPMG Peat Marwick LLP


Wichita, Kansas
April 24, 1996